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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 12, 2001, relating to the financial statements of the Money Market Fund, a portfolio of AB Funds Trust, which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

Philadelphia, PA
June 13, 2001